Exhibit 10.7

REDEMPTION AGREEMENT

REDEMPTION AGREEMENT (this “Agreement”), dated as of the 11th day of May, 2020, by and between Manning & Napier Capital Company, LLC, a New York limited liability company with an address at 290 Woodcliff Drive, Fairport, New York 14450 (“MNCC”), and William Manning, an individual having an address at 11 Bristol View, Fairport, NY 14450 (the “Member”).

W I T N E S S E T H:

WHEREAS, the Member owns 733,460.0000 units of MNCC (the “Units”);
WHEREAS, the Units convert into 733,460.0000 Class A Units of Manning & Napier Group, LLC.
WHEREAS, the parties to this Agreement have agreed that the Member may annually redeem his or her Units under (a) that certain Amended and Restated Operating Agreement of MNCC by and among the Member and the other parties thereto, dated as of November 23, 2011, as amended (the “Operating Agreement”), and (b) that certain Amended and Restated Limited Liability Company Agreement of Manning & Napier Group, LLC, by and among MNCC, Manning & Napier, Inc. and M&N Group Holdings, LLC, dated October 1, 2011, as amended (together with the Operating Agreement, the “Ownership Agreements”); and that MNCC shall redeem 733,460.0000 Units held by the Member in connection with the annual redemption process subject to the application of the General Limit as defined in the Ownership Agreements;
NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
REDEMPTION
SECTION 1.01.     Redemption of the Securities. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), the Member hereby irrevocably submits for redemption and transfers, assigns and delivers to MNCC and MNCC hereby redeems and accepts all right, title and interest in and to, the Units, free and clear of all liens and encumbrances of any kind, for the Redemption Price. On the Closing Date (or thereafter pursuant to Section 5.01), the Member shall deliver to MNCC all instruments necessary to effect the transfer of the redeemed Units from the Member.
SECTION 1.02.     Redemption Price. The Redemption Price for the redeemed Units shall be $1.48 per Group Unit, which is the 15 day average of Manning & Napier, Inc. (“MN”) Class A common stock NYSE closing price between February 24, 2020 and March 13, 2020, less 5%. MNCC shall pay $1,085,520.80 in cash for the redeemed Units (the “Redemption Price”). On or as promptly after the Closing Date as is practicable, MNCC shall pay the Redemption Price by check or wire transfer of immediately available funds to an account specified in writing by the Member.
SECTION 1.03.     Closing. The closing of the Redemption of the redeemed Units (the “Closing”) shall take place immediately following the execution of this Agreement on the date hereof (the “Closing Date”). The Closing shall take place at the offices of MNCC, or at such other location as may be mutually agreed to by the parties hereto.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MEMBER
The Member hereby represents and warrants to MNCC as follows:
SECTION 2.01.     Authorization and Validity of Agreement. The Member has full legal capacity and authority to execute this Agreement and to carry out his or her obligations hereunder. To the extent applicable, the execution and delivery of this Agreement and the performance of the Member’s obligations hereunder have been duly authorized by all necessary action on behalf of Member. This Agreement has been duly executed by the Member, and, assuming due authorization, execution and delivery by MNCC, this Agreement constitutes the legal, valid and binding obligations of the Member, enforceable against the Member in accordance with its terms. Each document and instrument of transfer contemplated by this Agreement (including pursuant to Section 5.01 hereof) is valid and legally binding upon the Member in accordance with its terms.
SECTION 2.02.     Ownership of Redeemed Units. The Member is the lawful owner of record and beneficially owns, and has good and marketable title to, the redeemed Units, free and clear of any security interest, pledge, mortgage, lien, call, option, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (collectively, “Encumbrances”). Upon the consummation of the transaction contemplated by this Agreement and payment of the Redemption Price, MNCC will own the redeemed Units free and clear of any Encumbrance.
SECTION 2.03.     No Conflict or Violation. The execution and delivery of this Agreement by the Member and the consummation of the transactions contemplated hereby do not and will not (a) with or without the giving of notice or the passage of time or both, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the right to accelerate or loss of rights under or the creation of any Encumbrance upon any assets or property of the Member, pursuant to the terms or provisions of any contract, agreement, commitment, indenture, mortgage, deed of trust, pledge, security agreement, note, lease, license, covenant, understanding or other instrument or obligation to which the Member is a party or by which he or she or any of his or her properties or assets may be bound or affected, or (b) violate any provision of law or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental body binding upon the Member.
SECTION 2.04.     No Consent. No consent, approval or authorization of or declaration or filing with any governmental authority or other persons or entities on the part of the Member is required in connection with execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 2.05.     Sufficient Knowledge. The Member acknowledges that he or she has (a) been provided access to or been furnished with sufficient facts and information to evaluate and make an informed decision with respect to the redemption of the redeemed Units pursuant to the terms of this Agreement, (b) read and understands all of such information, (c) been provided sufficient opportunity to ask questions and all of such questions have been answered to his or her full satisfaction, (d) not relied on any oral or written representations made by or on behalf of MNCC or any of its affiliates (other than as set forth in this Agreement) and shall not construe or rely on any communication or documentation from or on behalf of MNCC or any of its affiliates as investment, legal or tax advice and (e) obtained such advice (including without limitation the advice of counsel of the Member’s choosing) as he or she deemed appropriate in order to make an informed decision with respect to the redemption of the redeemed Units pursuant to the terms of this Agreement. The Member acknowledges and agrees that the Redemption Price represents the fair market value of the redeemed Units.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MNCC
MNCC hereby represents and warrants to the Member as follows:
SECTION 3.01.     Organization; Authorization and Validity of Agreement. MNCC is duly organized, validly existing and in good standing under the laws of the State of New York. MNCC has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of MNCC’s obligations hereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of MNCC is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by MNCC and, assuming due execution by the Member, constitutes legal, valid and binding obligations of MNCC, enforceable against MNCC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.
SECTION 3.02.     No Conflict or Violation. The execution, delivery and performance by MNCC of this Agreement does not and will not (i) violate or conflict with any provision of the organizational documents of MNCC or (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental entity.
ARTICLE IV
INDEMNIFICATION
SECTION 4.01.     Member Indemnity. The Member covenants and agrees to indemnify and hold MNCC and its officers, directors and stockholders, harmless from and against, and to reimburse such indemnitees for, any claim for any losses, damages, liabilities, deficiencies and expenses (including reasonable counsel fees and expenses) (a “Claim”) incurred by MNCC, or any such indemnitee after the date hereof by reason of, or arising from, (a) any misrepresentation or breach of any representation or warranty contained in this Agreement or in any instrument or document executed by the Member and delivered to MNCC pursuant to the terms hereof or (b) any failure by the Member to perform any obligation or covenant required to be performed by it under any provision of this Agreement.

SECTION 4.02.     Company Indemnity. MNCC covenants and agrees to indemnify and hold the Member harmless from and against, and to reimburse the Member for any Claim, including reasonable counsel fees and expenses, incurred by the Member after the date hereof by reason of, or arising from, (a) any misrepresentation or breach of any representation or warranty contained in this Agreement or in any instrument or document executed by MNCC and delivered to the Member pursuant to the terms hereof or, (b) any failure by MNCC to perform any obligation or covenant required to be performed by it under any provision of this Agreement.
ARTICLE V
MISCELLANEOUS
SECTION 5.01.     Further Assurances. Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as any other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.
SECTION 5.02.     Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with regard to the subject matter hereof.
SECTION 5.03.     Amendments; Waivers. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. The failure of any party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.
SECTION 5.04.     Successors and Assigns. All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
SECTION 5.05.     Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provisions or rule that would cause the application of the laws of any jurisdiction other than the State of New York.
SECTION 5.06.     Severability. If any provision of this Agreement shall become illegal, invalid, unenforceable or against public policy for any reason, or shall be held by any court of competent jurisdiction to be illegal, invalid, unenforceable or against public policy, then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect. In lieu of each provision that becomes or is held to be illegal, invalid, unenforceable or against public policy, there shall be automatically added to this Agreement a provision as similar in substance to the objectionable provision as may be possible and still be legal, valid, enforceable and in compliance with public policy.
SECTION 5.07.     Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
SECTION 5.08.     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had executed the same document. All such counterparts shall be construed together and shall constitute one instrument.
SECTION 5.09.     Consent. By executing and delivering this Agreement, the Member hereby consents to and ratifies MNCC entering into a Redemption Agreement (the “MNCC Redemption Agreement”) with Manning & Napier Group, LLC, pursuant to which Manning & Napier Group, LLC agrees to redeem a number of its issued and outstanding Class A Units beneficially and of record owned by MNCC that corresponds to the ownership percentage of MNCC that is being redeemed pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
MANNING & NAPIER CAPITAL COMPANY, LLC
By: /s/ Sarah Turner
Name: Sarah Turner
Title: Authorized Signatory

MEMBER:

/s/ William Manning
WILLIAM MANNING